CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of April 15, 2023 by and between Aileron Therapeutics, Inc. (the “Company”), and D. Allen Annis, Ph.D. (“Dr. Annis” and, together with the Company, each a “Party” and collectively, the “Parties”).

WHEREAS, Dr. Annis has served as the Senior Vice President, Research of the Company and Dr. Annis’ last date of employment with the Company will be April 15, 2023 (the “Separation Date”);

WHEREAS, the Company desires to engage Dr. Annis as a consultant to the Company immediately following the Separation Date; and

WHEREAS, Dr. Annis has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.
Services To Be Performed. Commencing upon April 16, 2023 (the “Effective Date”) and continuing for the duration of the Consultation Period (as defined below), Dr. Annis agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Services”). Dr. Annis agrees to use his best efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business, and to observe all Company rules, policies, regulations and security requirements with respect to the safety and safeguarding of persons and property. Dr. Annis agrees and affirms that he will not contact any person or entity on behalf of the Company unless specifically authorized to do so in writing (including electronic mail) by the Company’s Chief Executive Officer.
2.
Term. This Agreement shall commence upon the Effective Date and shall continue until October 16, 2023 (such period, as it may be extended upon mutual agreement of the Parties, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 5.
3.
Consulting Benefits. The Company will provide Dr. Annis with the payments and benefits set forth below during the Consultation Period (the “Consulting Benefits”).
a.
Cash Compensation. The Company shall pay to Dr. Annis consulting fees in the amount of $500.00 per hour during the Consulting Period, provided, however, that Dr. Annis will not incur more than 10 hours of Services in a one (1) month period without the prior written consent of the Company (which consent may be given by electronic mail). Payment for any partial period shall be prorated. Dr. Annis shall submit invoices to the Company on a monthly basis during the Consulting Period for the consulting fees, unless otherwise agreed by Dr. Annis and the Company. The Company shall pay to Dr. Annis the amounts shown on each such invoice within 30 days after receipt thereof. Dr. Annis and the Company may adjust the consulting fees and time commitments as needed by mutual written agreement.
b.
Discretionary Cash Bonus Award. In recognition of the Services that Dr. Annis provides to the Company pursuant to this Agreement during the Consultation Period, Dr. Annis shall be eligible to receive a cash bonus award, the amount and timing of which will be determined in the sole discretion of the Compensation Committee of the Company’s Board of Directors; provided, however, that in no event shall such discretionary cash bonus exceed the amount of $50,000.
c.
Stock Options. For the avoidance of doubt, all outstanding stock option awards granted to Dr. Annis under the Company’s 2006 Stock Incentive Plan (as amended), 2016 Stock Incentive Plan, 2017 Stock Incentive Plan and 2021 Stock Incentive Plan (collectively, the “Plans”) as of the Separation Date (the “Options”) shall continue to vest during the Consultation Period in accordance with, and subject to, the terms of such Options and the Plans. Dr. Annis understands that the Options cease to be treated for tax purposes as incentive stock options. Dr. Annis’ right to exercise the portion of the Options that (a) are vested as of the Separation Date or (b) which vest during the Consultation Period will terminate three months after the date Dr. Annis ceases to be an “Eligible Participant” (as defined in the option agreements evidencing the Options), provided that any vested Options may not be exercised after the Final Exercise Date (as defined in the option agreements evidencing the Options) or at all if, under the terms of the Options, Dr. Annis’ rights to exercise the Options would have otherwise terminated immediately.
d.
Reimbursement of Expenses. The Company shall reimburse Dr. Annis for all reasonable, necessary and approved travel expenses incurred or paid by Dr. Annis in connection with, or related to, the performance of the Services under this Agreement. Dr. Annis shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to Dr. Annis approved amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, Dr. Annis shall not incur total expenses in excess of $100.00 per month without the prior written approval of the Company.
e.
No Additional Consulting Benefits. Dr. Annis agrees that he shall provide the Services in exchange for the Consulting Benefits described in this Section 3 and that he is not entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any other consideration or benefits from the Company for the performance of the Services.
4.
Independent Contractor. It is the express intention of the Parties that Dr. Annis shall be an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.
a.
Performance of Services. Dr. Annis shall have the right to control and determine the methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Dr. Annis on any given day will be entirely within Dr. Annis’ control, and the Company will rely on Dr. Annis to put in the amount of time as is necessary to fulfill the requirements of this Agreement. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion. Dr. Annis will provide all equipment and supplies required to perform the Services.
b.
Non-Exclusivity. Dr. Annis retains the right to contract with other companies or entities for full or part time employment or consulting services, without restriction, provided, however, that Dr. Annis remains in compliance with the terms of the Confidentiality, Inventions, Non-Solicitation and Non-Competition Agreement that Dr. Annis previously executed for the benefit of the Company on or about November 15, 2007 and which remains in full force and effect (the “Restrictive Covenant Agreement”), except for the non-competition provisions of the Restrictive Covenants Agreement, which the Company agrees shall terminate and be of no further force and effect from and after the Separation Date. Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.
c.
Scope of Authority. Dr. Annis is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, without the prior written approval of the Company. Dr. Annis shall not use the Company’s trade names, trademarks, service names or service marks without the prior written approval of the Company.
5.
Termination. This Agreement may be terminated in the following manner: (a) at any time upon the mutual written consent of the Parties hereto; (b) by Dr. Annis at any time immediately upon written notice if the Company has materially breached this Agreement; (c) by the Company or Dr. Annis upon not less than fifteen (15) days’ prior written notice to the other Party for any reason; or (d) by the Company for Cause (as defined below), upon written notice delivered to Dr. Annis. For the purposes of this Agreement, “Cause” shall mean (i) any failure of Dr. Annis to comply with the terms and obligations of this Agreement, including but not limited to the scope of Services to be provided; (ii) Dr. Annis’ willful engagement in illegal conduct or gross misconduct that is materially injurious to the Company; (iii) fraud upon the Company including, without limitation, falsification of Company records; (iv) interference by Dr. Annis with the conduct of the Company’s business; (v) Dr. Annis’ breach of any of the provisions of the Restrictive Covenant Agreement; and (vi) Dr. Annis’ failure to timely sign the Separation and Release of Claims Agreement offered to Dr. Annis by the Company in connection with Dr. Annis’ separation from employment (the “Separation Agreement”), or Dr. Annis’ revocation of such Separation Agreement, or Dr. Annis’ breach of any provisions of such Separation Agreement. In the event of any termination, Dr. Annis shall be entitled only to fees for services provided prior to termination in accordance with Section 3(a) and reimbursements for expenses incurred prior to termination in accordance with Section 3(d), and no further cash payments of any kind will be due.
6.
Proprietary Information and Inventions.

6.1
Proprietary Information.
a.
Dr. Annis acknowledges that his relationship with the Company is one of high trust and confidence and that in the course of his service to the Company, Dr. Annis will continue to have access to and contact with Proprietary Information (as defined below). Dr. Annis will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by Dr. Annis.
b.
For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by Dr. Annis in the course of his performance as a consultant to the Company.
c.
Dr. Annis agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Dr. Annis or others, which shall come into Dr. Annis’ custody or possession, shall be and are the exclusive property of the Company to be used by Dr. Annis only in the performance of his duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Dr. Annis shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, Dr. Annis shall not retain any such materials or copies thereof or any such tangible property.
d.
Dr. Annis agrees that his obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Dr. Annis’ obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Dr. Annis.
e.
Dr. Annis acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Dr. Annis agrees to be bound by all such obligations and restrictions that are known to Dr. Annis and to take all action necessary to discharge the obligations of the Company under such agreements.
f.
Dr. Annis’ obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Dr. Annis or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits Dr. Annis from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding Dr. Annis’ confidentiality and nondisclosure obligations, Dr. Annis is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”
6.2
Inventions.
a.
Dr. Annis will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by Dr. Annis or under his direction or jointly with others (i) during the Consultation Period if made for the Company in the course of the performance of the Services hereunder or (ii) during or after the Consultation Period if resulting or derived from Proprietary Information, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). Dr. Annis agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Dr. Annis’ right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, clause (i) of this subsection (a) shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by Dr. Annis not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. Dr. Annis understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 6.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. Dr. Annis further acknowledges that each original work of authorship that is made by Dr. Annis (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. Dr. Annis hereby waives all claims to moral rights in any Inventions.
b.
Dr. Annis agrees that if, in the course of performing the Services, he incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Dr. Annis or in which Dr. Annis has an interest (“Prior Inventions”), (i) Dr. Annis will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Dr. Annis shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.
c.
Dr. Annis agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions that occurred or were initiated during the Consultation Period. Dr. Annis shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. Dr. Annis further agrees that if the Company is unable, after reasonable effort, to secure the signature of Dr. Annis on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Dr. Annis, and Dr. Annis hereby irrevocably designates and appoints each executive officer of the Company as Dr. Annis’ agent and attorney-in-fact to execute any such papers on Dr. Annis’ behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.
d.
Dr. Annis shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.
7.
Other Agreements. Dr. Annis hereby represents that, except as Dr. Annis has disclosed in writing to the Company, Dr. Annis is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Dr. Annis further represents that his performance of all the terms of this Agreement and the performance of the Services as a consultant to the Company do not and will not breach any agreement with any third party to which Dr. Annis is a party (including without limitation any nondisclosure or noncompetition agreement), and that Dr. Annis will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
8.
Warranties. Dr. Annis will assume sole responsibility for his compliance with applicable federal and state laws and regulations, and shall rely exclusively upon his own determination, or that of his legal advisers, that the performance of the Services and the receipt of the Consulting Benefits hereunder comply with such laws and regulations. Dr. Annis shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage. Dr. Annis acknowledges that he is not relying upon the advice or representation of the Company with respect to the tax treatment of the Consulting Benefits.
9.
Non-Assignability of Contract. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Dr. Annis are personal and shall not be assigned by her.
10.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at such address or addresses as either party shall designate to the other.
11.
Complete Agreement. Dr. Annis acknowledges that this Agreement, together with the Restrictive Covenant Agreement and the option agreements evidencing the Options, contains the entire understanding between the Parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the Parties respecting the subject matter of this Agreement or the Options. There are no representations, agreements, arrangements, nor understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully expressed herein.
12.
Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.
13.
Non-Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
14.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Dr. Annis.

15.
Counterparts. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
16.
Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
17.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

AILERON THERAPEUTICS, INC.

By: /s/ Manuel Aivado, M.D., Ph.D.

Name: Manuel Aivado, M.D., Ph.D.
Title: President and Chief Executive Officer

D. Allen Annis, Ph.D.

/s/ D. Allen Annis, Ph.D.